As filed with the Securities and Exchange Commission on January 6, 2017

Registration No. 333-96901

Registration No. 333-166915

Registration No. 333-188212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION NO. 333-96901

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION NO. 333-166915

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION NO. 333-188212

UNDER

THE SECURITIES ACT OF 1933

DATALINK CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0856543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10050 Crosstown Circle, Suite 500 Eden Prairie, MN 55344	55344
(Address of principal executive offices)	(Zip Code)

Glynis A. Bryan

Chief Financial Officer

Datalink Corporation

10050 Crosstown Circle, Suite 500

Eden Prairie, Minnesota 55344

(Name and address of agent for service)

(952) 944-3462

(Telephone number, including area code, of agent for service)

Copies to:

Stephen M. Kotran

Sarah P. Payne

Sullivan & Cromwell LLP

125 Broad St.

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 listed above shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(c), may determine.

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the following Registration Statements of Datalink Corporation (the “Registrant”) on Form S-3 (collectively, the “Prior Registration Statements”):

1. Registration Statement No. 333-96901 filed with the Securities and Exchange Commission (the “Commission”) on July 22, 2002.

2. Registration Statement No. 333-166915 filed with the Commission on May 18, 2010, as amended on June 29, 2010; and

3. Registration Statement No. 333-188212 filed with the Commission on April 29, 2013, as amended on June 13, 2013.

The Registrant is filing this Amendment to the Prior Registration Statements to deregister the securities, registered with the Commission on the Prior Registration Statements, that remain unissued and unsold as of the date of this Amendment.

On November 6, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Insight Enterprises, Inc., a Delaware corporation (“Parent”), and Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into the Registrant and the Registrant continued as the surviving corporation and as a wholly owned subsidiary of Parent. The Merger became effective on January 6, 2017, pursuant to the Articles of Merger that were filed with the Secretary of State of the State of Minnesota.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Datalink Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on January 6, 2017.

DATALINK CORPORATION

By:	/s/ Glynis A. Bryan
Glynis A. Bryan
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.